Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated February 29, 2012, except for the effects of the change in reporting entity due to the transfer of an entity under common control discussed in Note 3 and the change in composition of reportable segments discussed in Note 18 to the consolidated financial statements included in the Company’s Annual Report Form 10-K for the year ended January 1, 2012, as to which the date is February 22, 2013, relating to the financial statements, which appears in SunPower Corporation’s Annual Report on Form 10-K for the year ended December 29, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 29, 2014